                                  EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

                                     AMONG

                    OTTER TAIL VALLEY RAILROAD COMPANY, INC.

                                THE SHAREHOLDERS

                                      AND

                               DAKOTA RAIL, INC.


                               SEPTEMBER 20, 1996

                               TABLE OF CONTENTS

ARTICLE I - DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

ARTICLE II - PURCHASE AND SALE OF SHARES  . . . . . . . . . . . . . . . . . . 4

         2.1     Basic Transaction  . . . . . . . . . . . . . . . . . . . . . 4
         2.2     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . 4
         2.3     Payment of the Purchase Price  . . . . . . . . . . . . . . . 5
         2.4     The Closing  . . . . . . . . . . . . . . . . . . . . . . . . 6
         2.5     Deliveries at the Closing  . . . . . . . . . . . . . . . . . 6

ARTICLE III - SEVERAL REPRESENTATIONS AND WARRANTIES OF EACH SHAREHOLDER  . . 7

         3.1     Execution, Delivery; Valid and Binding Agreements  . . . . . 7
         3.2     Authority  . . . . . . . . . . . . . . . . . . . . . . . . . 7
         3.3     Ownership of Shares  . . . . . . . . . . . . . . . . . . . . 7
         3.4     Broker's Fees  . . . . . . . . . . . . . . . . . . . . . . . 7

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE COMPANY  . . . . . . . . . 8

         4.1     Organization and Corporate Power . . . . . . . . . . . . . . 8
         4.2     Capitalization . . . . . . . . . . . . . . . . . . . . . . . 8
         4.3     Noncontravention . . . . . . . . . . . . . . . . . . . . . . 8
         4.4     Financial Statements . . . . . . . . . . . . . . . . . . . . 9
         4.5     Title to Properties  . . . . . . . . . . . . . . . . . . . . 9
         4.6     Tax Matters  . . . . . . . . . . . . . . . . . . . . . . .  10
         4.7     Litigation . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.8     Government Consents  . . . . . . . . . . . . . . . . . . .  11
         4.9     Broker's Fees  . . . . . . . . . . . . . . . . . . . . . .  11
         4.10    ERISA and Related Matters  . . . . . . . . . . . . . . . .  11
         4.11    Intellectual Property  . . . . . . . . . . . . . . . . . .  11
         4.12    Capital Expenditures and Investments . . . . . . . . . . .  11
         4.13    Dealings with Affiliates . . . . . . . . . . . . . . . . .  11
         4.14    Insurance  . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.15    Accounts Receivable  . . . . . . . . . . . . . . . . . . .  12
         4.16    Absence of Certain Changes . . . . . . . . . . . . . . . .  12
         4.17    Contracts and Commitments  . . . . . . . . . . . . . . . .  13
         4.18    Environmental Notices  . . . . . . . . . . . . . . . . . .  14
         4.19    Burlington Northern Contract . . . . . . . . . . . . . . .  14

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . .  14

         5.1     Organization and Corporate Power . . . . . . . . . . . . .  14
         5.2     Authorization  . . . . . . . . . . . . . . . . . . . . . .  14
         5.3     Noncontravention . . . . . . . . . . . . . . . . . . . . .  14
         5.4     Investment Representation  . . . . . . . . . . . . . . . .  15
         5.5     Solvency . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.6     Litigation . . . . . . . . . . . . . . . . . . . . . . . .  15

         5.7     Governmental Authorities; Consents . . . . . . . . . . . .  15
         5.8     Broker's Fees  . . . . . . . . . . . . . . . . . . . . . .  16

ARTICLE VI - PRE-CLOSING COVENANTS  . . . . . . . . . . . . . . . . . . . .  16

         6.1     General  . . . . . . . . . . . . . . . . . . . . . . . . .  16
         6.2     Conduct of the Business  . . . . . . . . . . . . . . . . .  16
         6.3     Notification . . . . . . . . . . . . . . . . . . . . . . .  17
         6.4     Regulatory Filings . . . . . . . . . . . . . . . . . . . .  17
         6.5     Director and Officer Liability and Indemnification . . . .  18
         6.6     Contact with Customers and Suppliers . . . . . . . . . . .  18
         6.7     Confidentiality of Information . . . . . . . . . . . . . .  18
         6.8     No Solicitation or Negotiation . . . . . . . . . . . . . .  19
         6.9     Capital and Other Expenditures . . . . . . . . . . . . . .  20
         6.10    Borrowing  . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.11    Full Access and Disclosure . . . . . . . . . . . . . . . .  20

ARTICLE VII - POST-CLOSING COVENANTS  . . . . . . . . . . . . . . . . . . .  20

         7.1     Survival . . . . . . . . . . . . . . . . . . . . . . . . .  20
         7.2     Indemnification by the Shareholders  . . . . . . . . . . .  21
         7.3     Indemnification by the Buyer . . . . . . . . . . . . . . .  22
         7.4     Third-Party Claims . . . . . . . . . . . . . . . . . . . .  22
         7.5     Release  . . . . . . . . . . . . . . . . . . . . . . . . .  24
         7.6     Disclosure Generally . . . . . . . . . . . . . . . . . . .  24
         7.7     Acknowledgement of Buyer . . . . . . . . . . . . . . . . .  24
         7.8     Tax Matters  . . . . . . . . . . . . . . . . . . . . . . .  25
         7.9     Further Assurances . . . . . . . . . . . . . . . . . . . .  26

ARTICLE VIII - CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . .  26

         8.1     Conditions to Obligation of Shareholders and Company . . .  26
         8.2     Conditions to Obligation of Buyer  . . . . . . . . . . . .  27

ARTICLE IX - TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . .  29

         9.1     Termination of Agreement . . . . . . . . . . . . . . . . .  29
         9.2     Effect of Termination  . . . . . . . . . . . . . . . . . .  29

ARTICLE X - SHAREHOLDERS' REPRESENTATIVE  . . . . . . . . . . . . . . . . .  30

         10.1    Designation  . . . . . . . . . . . . . . . . . . . . . . .  30
         10.2    Authority  . . . . . . . . . . . . . . . . . . . . . . . .  30
         10.3    Exculpation  . . . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE XI - MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . .  31

         11.1    Press Releases and Communications  . . . . . . . . . . . .  31
         11.2    Expenses . . . . . . . . . . . . . . . . . . . . . . . . .  31
         11.3    Knowledge Defined  . . . . . . . . . . . . . . . . . . . .  32

         11.4    Notices  . . . . . . . . . . . . . . . . . . . . . . . . .  32
         11.5    Assignment . . . . . . . . . . . . . . . . . . . . . . . .  33
         11.6    Severability . . . . . . . . . . . . . . . . . . . . . . .  33
         11.7    No Strict Construction . . . . . . . . . . . . . . . . . .  33
         11.8    Amendment and Waiver . . . . . . . . . . . . . . . . . . .  33
         11.9    Entire Agreement . . . . . . . . . . . . . . . . . . . . .  33
         11.10   No Third-Party Beneficiaries . . . . . . . . . . . . . . .  33
         11.11   Counterparts . . . . . . . . . . . . . . . . . . . . . . .  33
         11.12   Headings . . . . . . . . . . . . . . . . . . . . . . . . .  34
         11.13   Incorporation of Schedules and Exhibits  . . . . . . . . .  34
         11.14   Governing Law  . . . . . . . . . . . . . . . . . . . . . .  34
         11.15   Consent to Jurisdiction  . . . . . . . . . . . . . . . . .  34
         11.16   Time of the Essence  . . . . . . . . . . . . . . . . . . .  34

                                                                     EXHIBIT 2.1


                            STOCK PURCHASE AGREEMENT


         THIS AGREEMENT is made as of September 20, 1996, by and among Dakota Rail, Inc., a South Dakota corporation ("Buyer"), Otter Tail Valley Railroad Company, Inc., a Minnesota corporation ("Company"), and the persons listed on the attached Schedule A (collectively, the "Shareholders" and each a "Shareholder") (the Buyer, the Company and the Shareholders are collectively referred to herein as the "Parties" and individually as a "Party").

         This Agreement contemplates a transaction in which the Buyer will purchase from the Shareholders, and the Shareholders will sell to the Buyer, all of the outstanding capital stock of the Company in return for cash.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         "Board" means the Surface Transportation Board.

         "Burlington Northern" means the Burlington Northern Railroad Company, its successors and assigns.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Employee Benefit Plan" means any (i) nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (ii) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (iv) Employee Welfare Benefit Plan.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Environmental Law" means any applicable federal, state or local law or regulation relating to the pollution or protection of the environment.

         "Excess Working Capital" means the amount by which the current assets of the Company as of September 30, 1996, exceed the current liabilities of the Company as of September 30, 1996, as reflected on the Financial Statements (as defined in section 4.4(a) below) of the Company.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Indebtedness" with respect to any legal person means any obligation of such person for borrowed money, but in any event shall include (i) any obligation or liabilities incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the ordinary course of business (whether or not such person has assumed or become liable for the payment of such obligation), (ii) the face amount of all letters of credit issued for the account of such person and all drafts drawn thereunder, (iii) obligations incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the ordinary course of business (whether or not such person has assumed or become liable for the payment of such obligations) secured by Liens, (iv) capitalized lease obligations, and (v) all guarantees of such person.

         "Lien" means any security interest, lien, mortgage, pledge, hypothecation, encumbrance, easement, or restriction on transfer or otherwise; provided, that the term "Lien," shall not include (i) mechanics', carriers', workmen's, repairmen's or other like liens incurred in the ordinary course of business, (ii) liens for taxes, assessments and other governmental charges that are not due and payable or which may hereafter be paid without penalty or which are being contested in good faith by appropriate proceedings, (iii) utility easements, licenses or permits located on or crossing properties of the Company, (iv) road crossing agreements with governmental authorities or private parties, (v) the leases, pole and wire agreements, easements, and tenancy and similar agreements transferred or assigned to Company by Burlington Northern or entered into by Company in the ordinary course of business, (vi) easements, licenses, permits and similar rights of public record that do not secure any Indebtedness of Company, (vii) rights of reverter that have not been violated and will not be violated so long as the Company conducts railroad operations, and (viii) rights reserved to or vested in any governmental authority.

         "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

         "Order" means any decree, order, judgment, injunction, rule, lien, voting right, consent of or by any court or governmental authority.

         "Policies" means all contracts that insure (i) the Company's properties, plant and equipment for loss or damage, and (ii) the Company or any of its officers, directors, employees or agents against any liabilities, losses or damages (or lost profits) for any reason or purpose.

         "Proprietary Rights" means all (i) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations, (ii) trademarks, service marks, trade dress, logos, trade names and corporate names and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, and (vi) other proprietary rights relating to any of the foregoing, and (vii) copies and tangible embodiments thereof.

         "Regulated Substance" means any substance:

                 (1) which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "pollutant," "contaminant" or is regulated under any Environmental Law, including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act, Resource Conservation and Recovery Act, Clean Air Act and Federal Insecticide, Fungicide and Rodenticide Act, and similar state and local laws; or

                 (2) which contains gasoline, diesel fuel or other petroleum products or products containing petroleum hydro-carbons or volatile organic compounds; or

                 (3) which contains polychlorinated biphenyls ("PCBs") or asbestos or urea formaldehyde foam insulation; or

                 (4) which contains or emits radioactive particles, waves or materials, including radon gas.

         "Regulation" means any rule, law, code, statute, regulation, ordinance, requirement, announcement or other binding action of or by a governmental authority.

         "Release" has the definition set forth in section 101 of the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601(22), as amended from time to time.

         "Share" means any share of the common stock, no par value per share, of the Company.

         "Tax Returns" means federal, state, foreign and local tax reports, returns, information returns and other documents that must, under applicable law, be filed in respect of Taxes by the Company with any Taxing Authority.

         "Taxes" means all taxes including, without limitation, income, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), stamp, leasing, lease, user, excise, duty, franchise, transfer, license, withholding, payroll, employment, foreign, fuel, excess profits, occupational and interest equalization, windfall profits, severance, and other charges (including interest and penalties) imposed in a sovereign capacity by the United States of America, and state or local subdivision thereof, or any foreign government.

         "Taxing Authorities" means the Internal Revenue Service and any other federal, state or local governmental authority that has the right to impose Taxes on the Company or the Shareholders.


                                   ARTICLE II

                          PURCHASE AND SALE OF SHARES

         2.1 Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from each of the Shareholders, and each of the Shareholders agrees to sell to the Buyer, all of his or her Shares for the consideration specified in section 2.2.

         2.2     Purchase Price.

         (a) The Buyer agrees to pay to the Shareholders at the Closing (as defined in section 2.4) an amount equal to $4,250,000 (subject to the adjustment described in section 2.2(b) below) (the "Purchase Price").

         (b) Two (2) business days prior to Closing, the Company shall estimate the amount of Excess Working Capital, and shall pay a Closing Dividend (as defined in section 6.2(a) hereof) to the Shareholders in the amount, if any, of the estimated Excess Working Capital. In the event that the Company does not have sufficient cash two (2) business days prior to Closing to pay a dividend in the full amount of the Excess Working Capital (a "Cash Shortfall") then the amount of the Cash Shortfall shall be paid to Shareholders within sixty (60) days after Closing, by wire transfer of immediately available funds to an account or accounts specified by the Shareholders' Representative, pursuant to a note and security agreement (and other financing documentation, as appropriate) in the form of Exhibit A1 and A2 respectively hereto (the "Security Documents"). Buyer's obligations under the Security Documents shall be secured by a first lien on accounts receivable of the Company, including, without limitation, those due from Burlington Northern Railroad Company and specified by Shareholders' Representative having a face amount equal to the amount of the Cash Shortfall.

         2.3     Payment of the Purchase Price.

         (a) The Purchase Price shall be paid by wire transfer of immediately available funds to an account or accounts specified by the Shareholders' Representative, as follows: (i) upon execution of this Agreement, Buyer shall pay a deposit of $250,000 (the "Deposit"); (ii) pursuant to section 7.2(c), at Closing Buyer shall pay $250,000 (the "Escrow Fund") into an interest-bearing escrow account at a mutually acceptable financial institution (the "Escrow Account"); and (iii) the balance of the Purchase Price (i.e., the Purchase Price less the Deposit and the Escrow Fund) shall be paid by the Buyer at Closing. The Escrow Fund will be disbursed in accordance with an agreement between the Buyer and the Shareholders' Representative, substantially in the form of Exhibit B (the "Escrow Agreement").

         (b) In the event that it is determined by either Party within forty-five (45) days after the Closing Date that the difference between the current assets of the Company and the current liabilities of the Company as of the Closing Date exceeds or is less than $1, then, on the sixtieth (60th) day following the Closing, or on a later date agreed to by the Parties resulting from the selection of an accounting firm as stated below, either (x) Shareholders shall remit the amount of such shortfall to Buyer (or reduce the amount, if any, owed by Buyer to Shareholders under the Security Documents), or (y) Buyer shall remit the amount of such excess to Shareholders, as appropriate. If the Parties disagree as to the amount of the current assets or current liabilities of the Company as of Closing, they shall select a mutually acceptable accounting firm to determine such accounts, with the fee of the accounting firm borne solely by the Party whose position in the dispute, in the judgment of the accounting firm, least resembles the determination of the accounting firm. The accounting firm will be directed by the Parties to resolve the matters at issue within thirty (30) days following its selection. The decision of the accounting firm shall be binding on both Parties.

         (c) The Deposit (less any interest thereon, which interest shall be allocable to the Shareholders according to their respective holdings of Shares as set forth in Schedule A) shall be non-refundable to the Buyer, except in the event (i) the conditions set forth in section 8.2 have not been met by the date set forth in subsection 9.1(d), and (ii) as of the date set forth in subsection 9.1(d), the Buyer is not in breach of, and is in compliance with the terms of this Agreement. Notwithstanding the foregoing, the Deposit shall be non-refundable to the Buyer in the event that an injunction, judgment, order, decree, ruling or charge is in effect preventing consummation of any of the transactions contemplated by this Agreement due in whole or part by any act or omission by Buyer and not due to any act or omission by any Shareholder or the Company.

         (d) The Purchase Price shall be allocated among the Shareholders in proportion to their respective holdings of Shares as set forth in Schedule A.

         2.4 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Weiner, Brodsky, Sidman & Kider, P.C., 1350 New York Avenue, NW, Suite 800, Washington, D.C. 20005, commencing at 10 a.m. local time on September 30, 1996, or such other date as the Buyer and the Shareholders' Representative may mutually determine (the "Closing Date").

         2.5 Deliveries at the Closing. Subject to the terms and conditions set forth in this Agreement, the Parties shall deliver the following at the Closing:

         (a) Each of the Shareholders shall deliver to the Buyer stock certificates representing all of his or her Shares, properly endorsed in blank or accompanied by duly executed assignment documents.

         (b) Buyer shall deliver to each of the Shareholders the consideration specified in section 2.2 above.

         (c) The Shareholders' Representative shall deliver to the Buyer the various certificates, instruments, and documents referred to in section 8.2 below.

         (d) Buyer shall deliver to the Shareholders' Representative the various certificates, instruments, and documents referred to in section 8.1 below.

         (e) Buyer shall deliver (i) to the Company's independent accountants a check for the amount required for the Buyer's portion of the fees of the Company's independent accountants, as specified in section 11.2(a) below, and
(ii) to the appropriate entities those amounts specified under section 11.2(b) below.

                                  ARTICLE III

           SEVERAL REPRESENTATIONS AND WARRANTIES OF EACH SHAREHOLDER

         Each Shareholder, solely for that Shareholder (on a several, and not joint and several basis), represents to the Buyer as of the date hereof and as of the Closing Date, except as provided below, as follows:

         3.1 Execution, Delivery; Valid and Binding Agreements. This Agreement has been duly executed and delivered by the Shareholder, or his or her attorney-in-fact, and assuming that this Agreement is the valid and binding agreement of the Buyer, this Agreement constitutes the valid and binding obligation of the Shareholder, enforceable in accordance with its terms.

         3.2 Authority. The Shareholder has all requisite power and authority and full legal capacity to execute and deliver this Agreement and to perform his or her obligations hereunder. The Shareholder need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or government agency in order to consummate the transactions contemplated by this Agreement.

         3.3     Ownership of Shares.

         (a) Except as set forth on Schedule 3.3(a) hereto, the Shareholder holds of record and owns beneficially the number of Shares set forth next to his or her name in Schedule A, free and clear of any Liens, options, proxies, voting trusts or agreements and other restrictions and limitations of any kind, other than applicable federal and state securities law restrictions.

         (b) As of the Closing Date only, upon payment of the Purchase Price to the Shareholders' Representative as set forth in article II, the Shareholder will convey good and marketable title to all of his or her Shares to the Buyer, free and clear of all Liens.

         3.4 Broker's Fees. The Shareholder has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to the Buyer, as of the date hereof and as of the Closing Date (except as expressly provided otherwise below), as follows:

         4.1 Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and the Company has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted, except where the failure to hold such authorizations, licenses and permits would not have a material adverse effect upon the financial condition of the Company. The Company is not required to be qualified to do business in any jurisdiction other than Minnesota, except where the failure to be so qualified would not have a material adverse effect on the financial condition of the Company.

         4.2 Capitalization. The authorized capital stock of the Company consists of 11,666 Shares, of which 5,410 Shares are issued and outstanding and 6,256 Shares are held in treasury. All of the issued and outstanding Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Shareholders as set forth in Schedule
A. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock.

         4.3     Noncontravention.

         (a) Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) contravene or conflict with the Articles of Incorporation or By-Laws of the Company, (ii) assuming that all consents, authorizations and approvals contemplated by subsection 4.3(b) below have been obtained and all filings described therein have been made, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company, (iii) conflict with, or result in the breach or termination of any provision of or constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or loss of any benefit to which the Company is entitled under any provision of any agreement, contract, license or other instrument binding upon the Company, or allow the acceleration of the performance of, any obligation of the Company under any indenture, mortgage, deed of trust, lease, license, contract, instrument or other agreement to which the Company is a party or by which the Company is subject or bound, or (iv) result in the creation or imposition of any Lien, voting agreement or other encumbrance on any asset or property of the Company.

         (b) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than compliance with any applicable requirements relating to exemption of the transactions contemplated hereunder by the Board.

         4.4     Financial Statements.

         (a) Attached hereto as Exhibit C are true and complete copies of the following financial statements (collectively the "Financial Statements"): (i) its unaudited consolidated balance sheet and income statement as of August 31, 1996 (the "Latest Balance Sheet"), and (ii) its audited consolidated balance sheet and statements of income and cash flows for the fiscal years ended December 31, 1994, and December 31, 1995. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods; provided, however, that the Latest Balance Sheet is subject to normal year-end adjustments and lack footnotes and other presentation items.

         (b) Except as set forth in Schedule 4.4(b), the Company does not have any Indebtedness arising out of transactions entered into, at or prior to the Closing Date, other than: (i) liabilities set forth in the Latest Balance Sheet, and (ii) liabilities and obligations that have arisen after the date of the Latest Balance Sheet in the ordinary course of business.

         4.5     Title to Properties.

         (a) The real property rights of the Company are defined in and subject to that certain Purchase and Sale Agreement between Burlington Northern Railroad Company and Otter Tail Valley Railroad Company, Inc., as assignee of Mina Corporation, dated August 4, 1986, as amended (the "BN Contract"). There are no outstanding Liens on the real property occupied or used by the Company that have arisen in connection with an act or omission of, or agreement entered into by the Company.

         (b) Except as set forth in Schedule 4.5(b), the Company owns good title to, or a valid leasehold interest in, all of the personal property shown on the Latest Balance Sheet, free and clear of all Liens. All properties used in the Company's business operations as of the date of the Latest Balance Sheet are reflected in the Financial Statements and are reflected therein in accordance with and to the extent required by GAAP.
Schedule 4.5(b) sets forth a complete and accurate list of all such leased assets that have annual rental payments in excess of $5,000 (including the expiration date of such lease, the name of the lessor and the annual rental payment).

         (c) The attached Schedule 4.5(c) sets forth all of the locomotives, freight cars and other rolling stock included in the Latest Balance Sheet.

         4.6     Tax Matters.

         (a) The Company has filed all Tax Returns required to be filed by it for all periods ending prior to or ending on the Closing Date. The Company has no liability for any Taxes due or claimed to be due by any Taxing Authority for any period prior to or including the Closing Date. All Taxes that are required to be withheld or collected prior to the Closing Date by the Company have been duly withheld or collected and, to the extent required, have been paid to the proper Taxing Authority or properly segregated or deposited as required by applicable law. There are no Liens for Taxes upon any property or assets of the Company, except for Liens for Taxes not yet due and payable. The Company has not executed any waiver of the statute of limitations on the right of the Internal Revenue Service of any other Taxing Authority to assess additional Taxes or to contest the income or loss with respect to any Tax Return. No claim by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns is currently pending that the Company is or may be subject to taxation by that jurisdiction.

         (b) The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under section 280G of the Code.

         (c) No power of attorney is currently in force that has been granted by the Company with respect to any matter relating to Taxes that could be assessed against the Company.

         4.7 Litigation. The attached Schedule 4.7 sets forth each instance in which the Company is a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction.

         4.8 Government Consents. Except (i) for such permits, consents, approvals, exemptions and authorizations as may be required under the ICC Termination Act of 1995 and the rules and regulations thereunder, (ii) for those permits, consents, approvals, exemptions and authorizations as must be obtained by Buyer in connection with the consummation of this transaction, and
(iii) as set forth on Schedule 4.8, no material permit, consent, approval, exemption or authorization of, or declaration to or filing with, any governmental or regulatory authority is required in connection with any of the execution, delivery or performance of this Agreement by the Company or the Shareholders or the consummation by the Company or the Shareholders of any other transaction contemplated hereby.

         4.9 Broker's Fees. Except as set forth on Schedule 4.9, the Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated. The Company will have paid, prior to Closing, all fees or commissions owed by it to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

         4.10 ERISA and Related Matters. Except as set forth on Schedule 4.10, neither the Company nor any affiliate of the Company is a party to, participates in, or has any liability or contingent liability with respect to any Employee Welfare Benefit Plan, Employee Pension Benefit Plan or Multiemployer Plan.

         4.11 Intellectual Property. To the knowledge of the Company, (i) no other person has any rights to any of the Proprietary Rights owned or used by the Company except pursuant to agreements or licenses specified in Schedule 4.11, (ii) no other person is infringing, violating or misappropriating any Proprietary Right, and (iii) no Proprietary Right is subject to any outstanding judgment, order, decree, ruling or claim.

         4.12 capital Expenditures and Investments. As of the date of this Agreement, the Company has outstanding contracts for capital expenditures and investments as set forth in Schedule 4.12, which includes a schedule of all monies disbursed on account of capital expenditures and investments made by the Company since July 1, 1996. After the date hereof, no capital expenditures and investments or commitments in excess of $25,000 in the aggregate will be made by the Company, except with the Buyer's prior written consent.

         4.13 Dealings with Affiliates. Schedule 4.13 sets forth a complete and accurate list, including the parties, of all oral and written contracts to which the Company is, will be or has been a party, at any time from January 1, 1995 to the Closing Date, and to which any one or more affiliates of Shareholders is also a party. Except as provided in this Agreement or as disclosed in Schedule 4.13, since January 1, 1995, the Company has not made any payments, loaned any funds or property or made any credit arrangement with any Shareholder, affiliate or employee of the Company except for the payment of employee salaries and director compensation in the ordinary course of business.

         4.14 Insurance. The Company currently has, and through the Closing Date will have, Policies in full force and effect. All premiums with respect thereto covering all periods up to and including the Closing Date have been paid or accrued therefor, and no notice of cancellation or termination has been received with respect thereto. Schedule 4.14 lists all Policies. The Company has not breached or otherwise failed to perform in any material respect its obligations under any of the Policies nor has the Company received any adverse notice or communication from any of the insurers party to the Policies. All Policies are to the Company's knowledge valid, outstanding, collectible and enforceable policies; and will not in any way be affected by, or terminate or lapse by reason of, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth in
Schedule 4.14, all of the Policies remain in full force and effect through thirty (30) days after the Closing Date.

         4.15 Accounts Receivable. To the knowledge of the Company, the accounts receivable of the Company reflected in the Financial Statements and such additional accounts receivable as are reflected on the books of the Company on the date hereof are good and collectible except to the extent reserved against thereon (which reserves have been determined based upon actual prior experience and are consistent with prior practices).

         4.16 Absence of Certain Changes. Except as provided in section 6.2, or as set forth in Schedule 4.16, since the date of the Latest Balance Sheet, there has been no (i) material adverse change in the business, operations, properties, assets, condition (financial or otherwise), results, plans, strategies or prospects of the Company; (ii) damage, destruction or loss, whether covered by insurance or not, having a material adverse effect on the financial condition of the Company as a whole; (iii) declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) in respect of the Company's capital stock, or any redemption or other acquisition of such stock by the Company (except the Closing Dividend); (iv) any increase in the compensation payable to or to become payable by the Company to its officers of employees (other than increases in the ordinary course consistent with past practice) or any adoption of or increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officers or employees of the Company; (v) entry into any material contract not in the ordinary course of business, including without limitation, any borrowing or capital expenditure; or (vi) change by the Company in accounting methods or principles.

         4.17    Contracts and Commitments.

         (a) Except as set forth in Schedule 4.17(a), as of the Closing Date, the Company is not a party to any written or oral contract or commitment, the performance of which will involve annual consideration in excess of $50,000, and has received no written notice of breach in connection with such contracts or commitments, including without limitation:

                 (1) pension, profit sharing, stock option, employee stock purchase or other plan for deferred or other compensation to employees or any other Employee Benefit Plan, or any contract with any labor union;

                 (2) contract relating to loans to officers, directors or affiliates;

                 (3) contract relating to the borrowing of money or the mortgaging, pledging or otherwise placing a Lien on any asset of the Company;

                 (4)  guarantee of any obligation;

                 (5) contract under which the Company has advanced or loaned any person money;

                 (6) contract under which the Company is lessee of or holds or operates any property, real or personal, owned by any other party;

                 (7) contract pursuant to which the Company is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company;

                 (8) assignment, license, indemnification or contract with respect to any intangible property (including, without limitation, any Proprietary Rights);

                 (9) contract under which it has granted any person any registration rights (including piggyback rights) with respect to any securities; or

                 (10) contracts providing for "take or pay" or similar unconditional purchase or payment obligations.

         (b) The company has delivered to the Buyer a correct and complete copy of each contract or other agreement (as amended to date) listed in
Schedule 4.17(a).

         4.18 Environmental Notices. To the knowledge of the Company, since January 1, 1994, (i) the Company has not received written notice from any federal, state or local government agency alleging a violation by the Company of any Environmental Law or alleging a Release in, on, under or from the rail line operated by the Company, or (ii) alleging the presence of a Regulated Substance on the rail properties operated by the Company. For purposes of this section 4.18, the term "knowledge of Company" shall refer exclusively to the actual knowledge of the Company's president, William Roufs, and the Company's director, R. Lawrence McCaffrey, Jr., without duty of inquiry.

         4.19 Burlington Northern Contract. To the knowledge of the Company, the BN Contract is in existence, continues to be a valid and binding agreement between the parties thereto and continues in full force and effect. Neither the Company, nor, to the knowledge of the Company, Burlington Northern, is in material default under the BN Contract.


                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to the Shareholders and the Company, as of the date hereof and as of the Closing Date, as follows:

         5.1 Organization and Corporate Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of South Dakota, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

         5.2 Authorization. The execution, delivery and performance of this Agreement by the Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of the Shareholders and the Company, this Agreement constitutes a valid and binding obligation of the Buyer, enforceable in accordance with its terms.

         5.3 Noncontravention. Buyer is not subject to or obligation under its Articles of Incorporation, its By-Laws, any applicable law, or rule or regulation of any governmental authority, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, that would be breached or violated in any material respect by the Buyer's execution, delivery or performance of this Agreement and consummation of transactions contemplated hereby.

         5.4 Investment Representation. Buyer is purchasing the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities laws.

         5.5 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, the Buyer shall (i) be able to pay its debts as they become due, (ii) shall own property that has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities), and (iii) shall have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either current or future creditors of the Company.

         5.6 Litigation. Buyer is not (i) subject to any outstanding injunction, judgment, order, decree, ruling or charge, nor (ii) is a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasijudicial or administrative agency of any federal, state, local or foreign jurisdiction, where an injunction, judgment, order, decree, ruling, action, suit, proceeding, hearing or investigation would have a material adverse effect on the Buyer's performance under this Agreement or the consummation of the transaction contemplated hereby.

         5.7 Governmental Authorities; Consents. The Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with the execution, delivery and performance by it of this Agreement or the consummation of the transactions contemplated hereby. No permit, consent, approval, exemption or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by the Buyer in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby, including, without limitation, no permit, consent, approval or authorization is required of any governmental or regulatory authority under the ICC Termination Act of 1995 or the rules and regulations thereunder or under any other laws, rules or regulations regarding the ownership, use or operation of railroads.

         5.8 Broker's Fees. There are no claims for brokerage commissions, finders', fees or similar compensation in connection with the transaction contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Buyer.


                                   ARTICLE VI

                             PRE-CLOSING COVENANTS

         6.1 General. Each of the Parties will use his, her or its reasonable best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in article VIII below).

         6.2     Conduct of the Business.

         (a) The Parties agree and acknowledge that prior to the Closing Date the Company will declare and pay to the Shareholders a dividend in an amount intended to cause the current assets of the Company to exceed its current liabilities by $1 at Closing ("Closing Dividend"). The Parties further agree and acknowledge that for purposes of this Agreement, the declaration and payment by the Company of the Closing Dividend shall be considered to be in the Company's ordinary course of business.

         (b) Except for declaration and payment of the Closing Dividend, from the date hereof until the Closing Date the Company shall use its reasonable efforts to not engage in any practice, take any action, or enter into any transaction outside the ordinary course of business; provided, however, that the payment to a broker, finder or agent of fees or commissions with respect to the transactions contemplated by this Agreement shall be considered to be in the Company's ordinary course of business.

         (c) Except for declaration and payment of the Closing Dividend, and as otherwise consented to in writing by the Buyer, from the date hereof through the Closing Date, the Company shall not (i) issue, sell or deliver any Shares or issue any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any Shares, (ii) effect any recapitalization, reclassification, stock dividend, stock split or like change in its capitalization, (iii) amend its Articles of Incorporation or By-Laws,
(iv) declare or pay any dividends or make any distributions with respect to the Company's capital stock, or (v) make any redemption or purchase of any Shares.

         6.3     Notification.

         (a) From the date hereof until the Closing Date (i) the Shareholders' Representative (as defined in section 10.1 below) and the Company shall disclose to the Buyer, in writing, any material variances from the representations and warranties contained in articles III and IV promptly upon discovery thereof, and (ii) the Buyer shall disclose to the Shareholders' Representative and the Company, in writing, any material variances from the representations and warranties contained in article V promptly upon discovery thereof.

         (b) From the date hereof through the Closing Date, the Company, acting reasonably and in good faith, may amend or supplement Schedules 4.4(b) through 4.17 hereto, inclusive, by providing the Buyer a copy of the amendments by overnight courier or hand delivery; provided, if such amendments (i) relate to any fact or circumstance that occurred prior to the date hereof, the Shareholders shall remain liable to the Buyer, subject to the limitations set forth in section 7.2 hereof, for any loss or damage to the Buyer that may result form such facts or circumstances pursuant to article VII hereof, or (ii) relate to any fact or circumstance that occurs after the date hereof that does not or would not have a material adverse effect on the financial condition of the Company, then such amendments shall be deemed to be disclosed as of the date of this Agreement and the transactions contemplated herein shall be consummated with such disclosed facts; and provided, further, that if such amendments relate to any facts or circumstances that occur after the date hereof that do or would have a material adverse effect on the financial condition of the Company, the Buyer shall have the right to accept or reject such amendments. If such amendments are not accepted by the Buyer, the Buyer, as its sole remedy, may terminate this Agreement pursuant to section 9.1 hereof. If such amendments are accepted by the Buyer in writing, such amendments shall thereafter be deemed to be disclosed as of the date of this Agreement.

         (c) Prior to the Closing, the Buyer shall promptly notify the Shareholders' Representative if the Buyer obtains actual knowledge that the representations and warranties of the Shareholders or the Company in this Agreement and the Schedules hereto are not true and correct in all material respects, or if the Buyer obtains actual knowledge of any material errors in, or omissions from, the Schedules to this Agreement.

         6.4 Regulatory Filings. Within three (3) days following the date this Agreement, Buyer shall make or cause to be made all filings and submissions under the ICC Termination Act of 1995 and any other laws or regulations applicable to the consummation of the transactions contemplated by this Agreement, including a notice of exemption under 49 C.F.R. Section 1180.2(d)(2) to obtain exemption from the prior approval requirements of 49 U.S.C. Section 11323 to control more than one non-contiguous rail carrier. Buyer shall be responsible for all filing fees and other expenses in connection with such filing. The Shareholders' Representative and the Company shall assist and support such filings, and shall have an opportunity to review and comment on all such filings.

         6.5 Director and Officer Liability and Indemnification. For a period of six (6) years after the Closing, the Buyer shall not, and shall not permit the Company to, amend, repeal or modify any provision in the Company's Articles of Incorporation or By-Laws relating to the exculpation or indemnification of former officers and directors, unless required by law, or unless such amendment does not adversely affect such indemnification rights.

         6.6 Contact with Customers and Suppliers. Buyer and its employees, agents or representatives shall contact and communicate with the employees, customers and suppliers of the Company in connection with the transactions contemplated by this Agreement only with the prior, written consent of the Company, which consent shall not be unreasonably withheld.

         6.7     Confidentiality of Information.

         (a) To the extent that this section 6.7 varies from or is inconsistent with the confidentiality arrangements set forth in the letter from Bruce A. Lieberman to Gary Marino, dated June 18, 1996, this section 6.7 shall supersede those confidentiality arrangements.

         (b) Buyer acknowledges that, in the course of its investigations of the Company, the Buyer and its employees, agents and representatives have received and shall become aware of confidential information and documents of the Company and that use by it or communication of such confidential information and documents to third parties would be detrimental to the Company and would injure its business. In accordance with the requirements of this section 6.7, the Buyer covenants that all such confidential information and documents and all other information and documents concerning the Company received or reviewed by the Buyer, its employees, agents or representatives, in connection with this Agreement and the transactions contemplated hereby shall be maintained in confidence and not disclosed of utilized (other than in connection with the transactions contemplated hereby) by the Buyer, its employees, agents or representatives, without the Company's prior written consent, unless (i) such items were, are now, or become generally available to the public (but not as a result of a breach of any duty of confidentiality by which the Buyer, or any of its employees, agents and representatives, is bound), (ii) such items were known to the Buyer prior to their disclosure to the Buyer as demonstrated by the Buyer's written records, (iii) such items are disclosed to the Buyer by a third party not subject to any duty of confidentiality to the Shareholders, the Company or any of their affiliates, prior to their disclosure to the Buyer by the Shareholders or the Company, (iv) such items are required to be disclosed pursuant to a judicial order or applicable law, or (v) the transactions contemplated herein have been consummated.

         (c) If this Agreement is terminated pursuant to section 9.1 hereof, the Buyer shall, and shall cause its employees, agents and representatives to, promptly return all confidential information and documents concerning the Company received pursuant to this Agreement or otherwise (including any copies thereof or extracts therefrom) and shall keep confidential and shall not utilize any such information (including, without limitation, any computer programs or related software, which programs and software shall promptly be delivered to the Company or destroyed by the Buyer) or documents unless required to disclose any such information or documents pursuant to a judicial order or applicable law.

         (d) In the event that the Buyer, or any of its employees, agents or representatives, becomes legally compelled to disclose any such information or documents, the Buyer shall provide the Company with prompt notice before such disclosure so that the Company may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement or both. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions of this Agreement, the Buyer shall furnish only that portion of the information or documents that it is advised by written opinion of counsel is legally required.

         (e) It is agreed that money damages would not be sufficient remedy for any breach of this section 6.7 by the Buyer and that the Company shall be entitled to specific performance as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for breach of this section 6.7 but shall be in addition to all other remedies available at law or in equity. Buyer further agrees and covenants that any confidential information or document that has been or shall be obtained in connection with its investigation of the Company may not be used by the Buyer in any judicial or administrative proceeding brought against any Shareholder or the Company, except in a proceeding for breach of this Agreement.

         6.8 No Solicitation or Negotiation. Unless and until this Agreement is terminated, neither the Shareholders nor the Company shall, and the Company shall use its reasonable best efforts to cause its directors, officers, employees, representatives, agents, advisors, accountants and attorneys not to, initiate or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to, or engage in negotiations concerning, or provide any confidential information or data to any person with respect to, any acquisition, business combination or purchase of all or any significant asset of, or any equity interest in, directly or indirectly, the Company, or otherwise facilitate any effort or attempt to do or seek any of the foregoing, and shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any of the foregoing.

         6.9 Capital and Other Expenditures. The Company shall not make any capital expenditures, or commitments with respect thereto, except in the ordinary course of business or as specifically provided for in this Agreement. The Company shall not make any loan or advance to any affiliated entity and shall collect in full any amounts outstanding now due from any affiliated entity.

         6.10 Borrowing. The Company shall not incur, assume or guarantee any Indebtedness not reflected on the Latest Balance Sheet except in the ordinary course of business.

         6.11 Full Access and Disclosure. The Company shall afford, with the prior written notice to the Shareholders' Representative, the Buyer and its counsel, accountants, agents and other authorized representatives, and financial institutions specified by the Buyer reasonable access during normal business hours to the Company's plants, properties, books and records in order that the Buyer may have full opportunity to make such reasonable investigations, at Buyer's sole expense, as it shall desire to make of the affairs of the Company; and the Company shall cause its officers, employees and auditors to furnish such existing additional financial and operating data and other information as the Buyer shall from time to time reasonably request including, without limitation, any internal control recommendations made by its independent auditors in connection with any audit of the Company.


                                  ARTICLE VII

                             POST-CLOSING COVENANTS

         7.1     Survival.

         (a) Subject to section 7.2 below, the representations and warranties set forth in articles III and V of this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby.

         (b) The representations and warranties set forth in article IV, and all other representations, warranties and obligations of the Shareholders and the Company (other than those set forth in article III hereof), shall survive only until the termination of Buyer's right of reimbursement under section 7.2(c).

         7.2     Indemnification by the Shareholders.

         (a) Each Shareholder, severally and not jointly, shall indemnify the Buyer and its subsidiaries and their respective officers, directors, employees, shareholders, representatives and agents, and hold each of them harmless against and in respect of any and all damage, loss, deficiency, liability, obligation, commitment, cost or expense (including reasonable attorneys' fees and expenses) ("Losses") resulting from, or in respect of, the failure of any of the representations and warranties made by such Shareholder in article III hereof to be true and correct in all material respects as of the times such representations and warranties were made. Each Shareholder's liability under this section 7.2 shall be limited to his or her pro rata share of the Purchase Price, based upon such Shareholder's percentage ownership of all Shares as set forth on Schedule A hereto. Except as expressly set forth in this section 7.2, Buyer shall have no recourse against the Shareholders for liability arising out of or in connection with this Agreement, including without limitation liability based upon breaches by the Company or any Shareholder of any of its obligations hereunder.

         (b) In the event the Buyer suffers Losses as a result of or in connection with any misrepresentation, breach of warranty, or failure to perform any covenant on the part of the Company or the Shareholders under this Agreement (other than a breach of a representation or warranty set forth in article III hereof, which breach shall be handled under section 7.2(a) hereto), then Buyer's sole remedy in connection with any Loss and all such Losses, subject to the limitations set forth in section 7.2(c) hereof, shall be reimbursement from the Escrow Account of an amount that, in the aggregate, shall not exceed the Escrow Fund.

         (c) As provided in section 2.3, at Closing, the Buyer shall pay the Escrow Fund into the Escrow Account, and any and all reimbursement to the Buyer pursuant to section 7.2(b) hereof shall be drawn from, and limited to the amount of, the Escrow Fund. The Escrow Fund shall be available to reimburse Buyer pursuant to section 7.2(b) only with respect to Losses with respect to which the Buyer, on or before June 30, 1997, provides the Shareholders' Representative written notice specifying the basis of the claim, the nature of the Losses and the amount of actual Losses incurred by Buyer. In accordance with the terms of the Escrow Agreement, on July 2, 1997, the remaining balance in the Escrow Account, if any, shall be remitted to Shareholders' Representative. All disbursements from the Escrow Fund to the

Buyer pursuant to section 7.2(b) shall be made pursuant to the terms and conditions of the Escrow Agreement. The Escrow Fund shall not be available for reimbursement of Buyer's Losses covered by section 7.2(a) above.

         7.3 Indemnification by the Buyer. The Buyer agrees to, and shall, indemnify the Company, and its officers, directors, employees, representatives and agents, and the Shareholders, and hold each of them harmless, against and in respect of any and all damage, loss, deficiency, liability, obligation, commitment, cost or expense (including reasonable attorneys' fees and expenses) resulting from, or in respect of, any of the following:

                 (1) any misrepresentation, breach of warranty or nonfulfillment of any obligation on the part of the Buyer under this Agreement, any document relating hereto or thereto or contained in any Exhibit to this Agreement, or from any misrepresentation in or omission from any certificate, Schedule, other agreement or instrument by the Buyer hereunder; or

                 (2) all demands, assessments, judgments, costs and reasonable legal and other expenses arising from, or in connection with, any action, suit, proceeding or claim incident to any of the foregoing.

         7.4 Third-Party Claims. Except as otherwise provided in this Agreement, and specifically subject to the limitations set forth in sections
7.1 and 7.2, the following procedures shall be applicable with respect to indemnification for third-party claims:

         (a) Promptly after receipt by the Party seeking indemnification hereunder (the "Indemnitee") of notice of the commencement of any (i) Tax audit or proceeding for the assessment of Tax by any Taxing Authority or any other proceeding likely to result in the imposition of a Tax liability or obligation, or (ii) any action or the assertion of any claim, liability or obligation by a third party (whether by legal process or otherwise), against which claim, liability or obligation another Party (the "Indemnitor") is, or may be, required under this Agreement to indemnify the Indemnitee, the Indemnitee will, if a claim thereon is to be, or may be, made against the Indemnitor, notify the Indemnitor in writing of the commencement or assertion thereof and give the Indemnitor a copy of such claim, process and all legal pleadings. The Indemnitor shall have the right to participate in the defense of such action with counsel of reputable standing. The Indemnitor shall have the right to assume the defense of such action unless such action (w) may result in injunctions or other equitable remedies in respect of the Indemnitee or its business, (x) may result in liabilities that, taken with other then existing claims under this article VII, would not be fully indemnified hereunder, (y) may have an adverse impact on the business or financial condition of the Indemnitee after the Closing Date (including an effect on the tax liabilities, earnings or ongoing business relationships of the Indemnitee), or (z) is for an alleged amount of less than $25,000. The Indemnitor and the Indemnitee shall cooperate in the defense of such claims. In the case that the Indemnitor shall assume or participate in the defense of such audit, assessment or other proceeding as provided herein, the Indemnitee shall make available to the Indemnitor all relevant records and take such other action and sign such documents as are reasonably necessary to defend such audit, assessment or other proceeding in a timely manner. If the Indemnitee shall be required by judgment or a settlement agreement to pay any amount in respect of any obligation or liability against which the Indemnitor has agreed to indemnify the Indemnitee under this Agreement, the Indemnitor shall promptly reimburse the Indemnitee in an amount equal to the amount of such payment plus all reasonable expenses (including reasonable attorneys' fees and expenses) incurred by such Indemnitee in connection with such obligation or liability subject to this article VII. No Indemnitor, in the defense of any such claim, shall, except with the consent of the Indemnitee, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability with respect to such claim. In the event that the Indemnitor does not accept the defense of any matter for which it is entitled to assume such defense as above provided, the Indemnitee shall have the full right to defend against any such claims, and shall be entitled to settle or agree to pay in full such claim or demand, in its sole discretion. With respect to any matter as to which the Indemnitor is not entitled to assume the defense pursuant to the terms of this paragraph, the Indemnitee shall not enter into any settlement for which an indemnification claim will be made hereunder without the approval of the Indemnitor, which will not unreasonably be withheld.

         (b) Prior to paying or settling any claim against which an Indemnitor is, or may be, obligated under this Agreement to indemnify an Indemnitee, the Indemnitee must first supply the Indemnitor with a copy of a final court judgment or decree holding the Indemnitee liable on such claim or failing such judgment or decree, must first receive the written approval of the terms and conditions of such settlement from the Indemnitor. An Indemnitor or Indemnitee shall have the right to settle any claim against it, subject to the prior written approval of the other, which approval shall not unreasonably be withheld.

         (c) An Indemnitee shall have the right to employ its own counsel in any case, but the fees and expenses of such counsel shall be at the expense of the Indemnitee unless (i) the employment of such counsel shall have been authorized in writing by the Indemnitor in connection with the defense of such action or claim, (ii) the Indemnitor shall not have employed counsel in the defense of such action or claim, or (iii) such Indemnitee shall have reasonably concluded that there may be defenses available to it that are contrary to, or inconsistent with, those available to the Indemnitor, in any of which events such fees and expenses of not more than one additional counsel for the indemnified parties shall be borne by the Indemnitor.

         7.5     Release.  Except to the extent expressly provided in this
article VII, Buyer hereby releases the Shareholders from any liability, and shall have no recourse against any of them, for all claims and causes of action arising under of in connection with this Agreement or the transactions contemplated herein; provided, however, that nothing contained herein shall constitute a release of the Shareholders' several (and not joint) liability to Buyer arising out of or in connection with a criminal act or omission by one or more of the Shareholders. For purposes of this section 7.5, the term "criminal act or omission" shall mean acts or omissions that constitute a felony under applicable criminal statutes.

         7.6 Disclosure Generally. If and to the extent any information required to be furnished in any Schedule is contained in this Agreement or in any Schedule attached hereto, such information shall be deemed to be included in all Schedules in which the information is required to be included to the extent such disclosure is reasonably apparent on its face. This inclusion of any information in any Schedule attached hereto shall not be deemed to be an admission or acknowledgement by the Company or the Shareholders, in and of itself, that such information is material to or outside the ordinary course of the business of the Company.

         7.7 Acknowledgement of Buyer. Buyer has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company. In making its determination to proceed with the transactions contemplated by this Agreement, the Buyer has relied on the results of its own independent investigation and verification, and the representations and warranties of the Company and the Shareholders expressly and specifically set forth in this Agreement, including the Schedules attached hereto. SUCH REPRESENTATIONS AND WARRANTIES BY THE COMPANY AND THE SHAREHOLDERS CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS TO THE BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE

FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY AND THE SHAREHOLDERS. WITHOUT LIMITING THE GENERALITY OF THE PRECEDING SENTENCE, AND EXCEPT AS EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT, THE COMPANY AND THE SHAREHOLDERS DISCLAIM ANY REPRESENTATION AND WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS, AND AVER THAT SUCH ASSETS ARE BEING SOLD "AS IS, WHERE IS."

         7.8     Tax Matters.

         (a) The Shareholders, the Buyer and the Company each agrees to take all steps reasonably necessary, including causing the Company to file any required election on a timely basis with the Internal Revenue Service, to have the Corporation treated under section 1377(a)(2) of the Code as if its 1996 taxable year consisted of two taxable years, the first of which ended on the Closing Date, for purposes of allocating the Company's income, loss and the accumulated adjustments account. Following Closing, Buyer will make available the books and records of the Company to an accounting firm designated by the Shareholders' Representative to facilitate the closing of the Company's books for the period from January 1, 1996, through the Closing Date (the "Initial Period"). On or before the thirtieth (30th) day following Closing, Shareholders' Representative shall deliver to Buyer a report of Buyer's accounting firm, which shall indicate, inter alia, the Company's income, loss and accumulated adjustments account for the Initial Period. If the Buyer objects in writing to the accountants' report within ten (10) days after receipt thereof, the disputed items shall be referred to a mutually acceptable accounting firm for resolution. If the parties cannot agree on an accounting firm within five (5) days following Buyer's objection, either party may request the Chief Judge of any U.S. District court to select a firm. The accounting firm shall be directed to resolve the dispute within ten (10) days. The decision of the independent accounting firm shall be binding on both parties. All accounting fees in connection with the resolution of such dispute shall be paid by the Party whose position in the dispute, in the judgment of the independent accounting firm, least resembles the decision of the independent accounting firm.

         (b) Buyer shall cause the Company to prepare and file, and the Company shall prepare and file, on a timely and accurate basis all required Tax Returns for the Company's Initial Period. The Company and the Buyer shall consult with the Shareholders' Representative in the preparation of such Tax Returns, shall provide the Shareholders Representative for his review and comment draft versions of such Tax Returns no later than twenty-one (21) days before such Tax Returns are due to be filed, and shall take into consideration in preparing the final Tax Returns the comments provided by the Shareholders' Representative.

         7.9 Further Assurances. From time to time, as and when requested by any Party and at that Party's expense, any other Party shall execute and deliver, or cause to be executed and delivered, all documents and instruments, and shall take, or cause to be taken, all further or other actions as the first Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.


                                  ARTICLE VIII

                                   CONDITIONS

         8.1 Conditions to obligation of Shareholders and Company. The obligation of the Shareholders and the Company to consummate the transactions contemplated by this Agreement is subject to satisfaction of the following conditions (any or all of which, except subsection 8.1(g), may be waived in whole or in party by the Shareholders' Representative and the Company):

         (a) The representations and warranties set forth in article V above shall be true and correct in all material respects at and as of the Closing Date.

         (b) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

         (c) There shall be no injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement.

         (d) Buyer shall have delivered to the Shareholders and the Company a certificate, substantially in the form of Exhibit D hereto, to the effect that each of the conditions specified above in subsections 8.1(a)-(c) is satisfied in all respects.

         (e) The Shareholders shall have received from Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., counsel to the Buyer, an opinion with respect to the matters set forth in Exhibit E hereto, addressed to the Shareholders and dated as of the Closing Date.

         (f) All actions to be taken by the Buyer in connection with consummation of the transactions contemplated by this Agreement, and all certificates, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Shareholders' Representative.

         (g) Approval or exemption for the transactions contemplated by this Agreement shall have been obtained from the Board, and shall be in full force and effect.

         (h) The Company shall have received a certificate, by the secretary of the Buyer, as to the Articles of Incorporation and By-Laws of the Buyer, the resolutions adopted by the directors of the Buyer in connection with this Agreement, the incumbency of certain officers of the Buyer and the jurisdictions in which the Buyer is qualified to conduct business in the form of Exhibit F.

         (i)  Buyer shall have executed the Escrow Agreement.

         (j) if applicable, pursuant to section 2.2(b), the Buyer shall have executed the Security Documents.

         (k) Buyer shall have delivered the Guaranty Agreement, in the form of Exhibit G hereto, executed by an authorized officer of RailAmerica, Inc.

         8.2 Conditions to Obligation of Buyer. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to satisfaction of the following conditions (any or all of which, except subsection 8.2(g), may be waived in whole or in party by the Buyer):

         (a) The representations and warranties set forth in article III and IV above shall be true and correct in all material respects at and as of the Closing Date (except to the extent a representation or warranty is expressly made as of a different date, in which case such representation or warranty shall be true and correct in all material respects as of such date).

         (b) The Shareholders and the Company shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing.

         (c) There shall be no injunction, judgment, order, decree, ruling or charge in effect preventing the consummation of any of the transactions contemplated by this Agreement.

         (d) The Company shall have delivered to the Buyer a certificate, substantially in the form of Exhibit H hereto, to the effect that each of its respective conditions specified above in subsections 8.2(a)-(c) is satisfied in all respects.

         (e) The Buyer shall have received from Weiner, Brodsky, Sidman & Kider, P.C., counsel to the Company, an opinion with respect to the matters set forth in Exhibit J hereto, addressed to the Buyer and dated as of the Closing Date.

         (f) All actions to be taken by the Shareholders and the Company in connection with consummation of the transactions contemplated by this Agreement, and all certificates, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

         (g) Approval or exemption for the transactions contemplated by this Agreement shall have been obtained from the Board, and shall be in full force and effect.

         (h) Since the date of the Latest Balance Sheet, there has been no material adverse change in the financial condition or results of operations of the Company. Buyer agrees and acknowledges that the declaration and payment by the Company of the Closing Dividend shall not be a material adverse change in the financial condition or results of operations of the Company. The Buyer shall have received certificates (which shall be addressed to the Buyer and its lenders), dated the Closing Date, of the president and chief financial officer of the Company, in the form of Exhibit K, certifying to the foregoing.

         (i) The Buyer shall have received a certificate, by the secretary of the Company, as to the Articles of Incorporation and By-Laws of the Company, the resolutions adopted by the directors of the Company in connection with this Agreement, the incumbency of certain officers of the Company and the jurisdictions in which the Company is qualified to conduct business in the form of Exhibit F.

         (j) At the Closing, the Company shall have delivered to the Buyer certificates issued by the appropriate governmental authorities evidencing the good standing, with respect to both the conduct of business and the payment of all franchise taxes, of the Company as of a date not more than thirty (30) days prior to the Closing Date as a corporation organized under the laws of the State of Minnesota.

         (k)  The Buyer shall have received a copy of the BN Contract.

         (l) (i) Shareholders owning, in the aggregate, at least 51 percent of the Shares shall have executed this Agreement as of the date hereof, and the Shareholders' Representative shall have executed this Agreement as attorney-in-fact and on behalf of the Shareholders owning any and all remaining Shares, and
(ii) Shareholders owning, in the aggregate, at least 75 percent of the Shares shall have executed this Agreement as of the Closing Date, and the Shareholders' Representative shall have executed this Agreement as attorney-in-fact and on behalf of the Shareholders owning any and all remaining Shares.

                                   ARTICLE IX

                                  TERMINATION

         9.1 Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

         (a) Buyer and the Shareholders' Representative may terminate this Agreement by mutual written consent at any time prior to Closing.

         (b) Buyer may terminate this Agreement if there has been a material violation or breach by the Shareholders or the Company of any covenant, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of Buyer at the Closing, and such violation has not been waived by the Buyer or, in the case of a covenant breach, cured by the Shareholders or the Company within ten (10) days after written notice thereof from the Buyer.

         (c) The Shareholders' Representative may terminate this Agreement if there has been a material violation or breach by the Buyer of any covenant, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of the Shareholders at the Closing, and such violation or breach has not been waived by the Shareholders or, with respect to a covenant breach, cured by the Buyer within ten (10) days after written notice thereof by the Shareholders; provided, however, that the failure to deliver the Purchase Price at the Closing as required hereunder shall not be subject to cure unless otherwise agreed to in writing by the Shareholders' Representative).

         (d) Buyer or the Shareholders' Representative may terminate this Agreement if the transactions contemplated hereby have not been consummated by September 30, 1996; provided, however, that neither the Buyer nor the Shareholders' Representative shall be entitled to terminate this Agreement pursuant to this subsection 9.1(d) if such Party's (or, in the case of the Shareholders' Representative, the Company's or any Shareholder's) knowing or willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

         9.2 Effect of Termination. In the event of termination of this Agreement by either the Buyer or the Shareholders' Representative as provided above, (i) the provisions of this Agreement shall immediately become void and of no further force and effect (other than this section 9.2 and sections 6.7 and 11.2, which shall survive the termination of this Agreement), (ii) there shall be no liability on the part of either the Buyer, the Shareholders or the Company to one another, except in the case of any knowing or willful breaches of this

Agreement prior to the time of such termination, and (iii) the Deposit (less any interest thereon, which interest shall be allocable to the Shareholders according to their respective holdings of Shares as set forth in Schedule A) shall be refundable to the Buyer to the extent, and subject to the limitations, set forth in section 2.3(c).


                                   ARTICLE X

                          SHAREHOLDERS' REPRESENTATIVE

         10.1 Designation. R. Lawrence McCaffrey, Jr. (the "Shareholders' Representative") is hereby designated by each of the Shareholders to serve as the representative of the Shareholders with respect to the matters expressly set forth in this Agreement to be performed by the Shareholders' Representative. The Shareholders shall have the right to designate a substitute Shareholders' Representative by delivering written notice of such designation, executed by all Shareholders to Buyer.

         10.2    Authority.

         (a) Each of the Shareholders is party to a Shareholders Agreement pursuant to which each Shareholder has irrevocably appointed the Shareholders' Representative as the agent for such Shareholder, has delivered his or her proxy and has executed a limited power of attorney in appointing the Shareholders' Representative his or her attorney-in-fact for all purposes of this Agreement, including, without limitation, the full power and authority to do the following on behalf of him or her: (i) enter into this Agreement on behalf of those Shareholders who own, in the aggregate, no more than 49 percent of the Shares, (ii) consummate the transactions contemplated herein; (iii) pay such Shareholder's expenses incurred in connection with the negotiation and performance of this Agreement (whether incurred on or after the date hereof);
(iv) disburse any funds received hereunder to such Shareholder and each other Shareholder; (v) execute and deliver any certificates representing the Shares and execute such further instruments of assignment as the Buyer shall reasonably request; (vi) execute and deliver on behalf of such Shareholder any amendment or waiver hereto; (vii) settle indemnification claims under article VII hereof, and authorize payments from the Escrow Account, (viii) take all other actions to be taken by or on behalf of such Shareholder in connection herewith; and (ix) do each and every act and exercise any and all rights that such Shareholder or the Shareholders collectively are permitted or required to do or exercise under this Agreement. Attached as Exhibit L is a copy of the limited power of attorney executed by each Shareholder. Notwithstanding section 8.2(l) hereof, Buyer acknowledges and agrees that the Shareholders'

Representative shall have the right to execute and deliver the agreements appended hereto as exhibits on behalf of the Shareholders.

         (b) Each of the Shareholders agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Shareholders' Representative, and shall survive the death, incapacity or bankruptcy of any Shareholder.

         10.3 Exculpation. Neither the Shareholders' Representative nor any agent employed by him shall incur any liability to Buyer by virtue of the failure or refusal of the Shareholders' Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of his other duties hereunder, except for actions or omissions constituting fraud or bad faith.


                                   ARTICLE XI

                                 MISCELLANEOUS

         11.1 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing any other announcement or communication to the employees, customers or suppliers of the Company, shall be issued or made without the joint approval of Buyer and the Shareholders' Representative, unless required by law (in the reasonable opinion of counsel) in which case the Buyer and the Shareholders' Representative shall have the right to review such press release or announcement prior to publication.

         11.2    Expenses.

         (a) Except as otherwise expressly provided herein, the Shareholders, the Company and the Buyer shall pay all of their own expenses (including attorneys' and accountants' fees and expenses) in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not); provided, however, that the Company shall pay or accrue all such fees and expenses, including, without limitation, those of the Company's independent accountants, prior to Closing (and thereby reduce the Excess Working Capital by a like amount) except those fees and expenses related to the preparation and delivery of Financial Statements to Buyer, which Buyer shall pay, up to a maximum of $7,000.

         (b) Buyer shall pay all transfer taxes and documentary stamps imposed on the transactions that are the subject of this Agreement.

         11.3 Knowledge Defined. For the purposes of this Agreement, and except to the extent expressly provided otherwise in any provision herein, the term "the knowledge of the Shareholders," or similar phrases, shall mean the actual knowledge of each of the Shareholders without independent investigation.

         11.4 Notices. All notices, demands and other communications to be given or delivered by reasons of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, delivered by express courier, mailed by registered or certified mail, return receipt requested, or by such other method as the Parties agree. Notices, demands and communications to the Buyer, the Company or the Shareholders shall, unless another address is specified in writing, be sent to the address indicated below:

         If to the Buyer:               Dakota Rail, Inc.
                                        301 Yamato Road, Suite 1190
                                        Boca Raton, Florida 33431
                                        Attn:  Mr. Gary Marino

         with a copy to:                Greenberg, Traurig, Hoffman,
                                        Lipoff, Rosen & Quentel, P.A.
                                        1221 Brickell Avenue
                                        Miami, Florida 33131,
                                        Attn: Jorge L. Freeland

         If to the Shareholders:        R. Lawrence McCaffrey, Jr.
                                        280 Park Avenue
                                        East Building -- 28th Floor
                                        New York, New York 10017

         with a copy to:                Weiner, Brodsky, Sidman &
                                        Kider, P.C
                                        1350 New York Avenue
                                        Suite 800
                                        Washington, D.C. 20005
                                        Attn:  Mark H. Sidman, Esq.

         If to the Company:             Otter Tail Valley Railroad
                                        Company, Inc.
                                        200 North Mill Street
                                        Fergus Falls, Minnesota 56537
                                        Attn:  Mr. William L. Roufs
         with a copy to:                Weiner, Brodsky, Sidman &
                                          Kider, P.C
                                        1350 New York Avenue
                                        Suite 800
                                        Washington, D.C. 20005
                                        Attn:  Mark H. Sidman, Esq.


         11.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Buyer without the prior written consent of the Shareholders' Representative.

         11.6 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         11.7 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

         11.8 Amendment and Waiver. Any provision of this Agreement or the Schedules hereto may be amended or waived only in writing signed by the Buyer, the Company and the Shareholders' Representative. No waiver of any provision hereunder or any breach or default thereof shall extend to or effect in any way any other provision or prior or subsequent breach or default.

         11.9 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.

         11.10 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any party other than the Parties and their respective successors and assigns.

         11.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         11.12 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.13 Incorporation of Schedules and Exhibits. The Schedules and Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

         11.14 Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Minnesota, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Minnesota.

         11.15   Consent to Jurisdiction.

         (a) The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of Minnesota and the federal courts of the United States of America located in Minnesota and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each Party hereby irrevocably agrees that all claims in respect of such dispute or proceeding may be heard and determined in such court. The Parties hereby irrevocably waive, to the fullest extent permitted applicable law, any objection that they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement of any of the transactions contemplated hereby brought in such court of any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a Party may become involved.

         (b) Each Party hereby consents to process being served by the other Party in any suit, action or proceeding of the nature specified in subsection 11.15(a) above by sending a copy thereof in the manner specified in section 11.4.

         11.16 Time of the Essence. The Parties agree and acknowledge that time is of the essence in the performance of their respective obligations under this Agreement.


                                   * * * *

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                        DAKOTA RAIL, INC.

                                        By:  /s/ Gary O. Marino
                                           -------------------------------------

                                        Its:  C.E.O.
                                            ------------------------------------


                                        OTTER TAIL VALLEY RAILROAD COMPANY, INC.

                                        By:  /s/ William L. Roufs
                                           -------------------------------------

                                        Its:  President
                                            ------------------------------------


                                        SHAREHOLDERS:


                                        /s/ Robert Aberlin
                                        ----------------------------------------
                                        Robert Aberlin

                                             By:
                                                --------------------------------
                                                  Attorney-in-Fact


                                        /s/ Kenneth Davidson
                                        ----------------------------------------
                                        Kenneth Davidson

                                             By:
                                                --------------------------------
                                                  Attorney-in-Fact


                                        /s/ Blanche Forman
                                        ----------------------------------------
                                        Blanche Forman

                                             By:
                                                --------------------------------
                                                  Attorney-in-Fact


                                        /s/ Kenneth Greenhut
                                        ----------------------------------------
                                        Kenneth Greenhut

                                             By:
                                                --------------------------------
                                                  Attorney-in-Fact

         [signatures continued on next page]

                                        /s/ John Halpern
                                        ----------------------------------------
                                        John Halpern

                                             By:
                                                --------------------------------
                                                  Attorney-in-Fact


                                        /s/ Harold M. Kaufman 9/18/96
                                        ----------------------------------------
                                        Harold Kaufman

                                             By:
                                                --------------------------------
                                                  Attorney-in-Fact


                                        /s/ Gerston Lebowitz
                                        ----------------------------------------
                                        Gerston Lebowitz

                                             By:
                                                --------------------------------
                                                  Attorney-in-Fact


                                        /s/ John Ryan
                                        ----------------------------------------
                                        John Ryan

                                             By:
                                                --------------------------------
                                                  Attorney-in-Fact


                                        /s/ David Wilson
                                        ----------------------------------------
                                        David Wilson

                                             By:
                                                --------------------------------
                                                  Attorney-in-Fact





         [signatures continued on next page]

                                        /s/ James A. Brodsky
                                        ----------------------------------------
                                        James A. Brodsky

                                             By:
                                                --------------------------------
                                                  Attorney-in-Fact


                                        /s/ Peter A. Gilbertson
                                        ----------------------------------------
                                        Peter A. Gilbertson

                                             By:  /s/ Peter A. Gilbertson
                                                --------------------------------
                                                  Attorney-in-Fact


                                        /s/ Peter E. Kaplan
                                        ----------------------------------------
                                        Peter E. Kaplan

                                             By:
                                                --------------------------------
                                                  Attorney-in-Fact


                                        /s/ R. Lawrence McCaffrey, Jr.
                                        ----------------------------------------
                                        R. Lawrence McCaffrey, Jr.

                                             By:
                                                --------------------------------
                                                  Attorney-in-Fact


                                        /s/ Irving P. Margulies
                                        ----------------------------------------
                                        Irving P. Margulies

                                             By:
                                                --------------------------------
                                                  Attorney-in-Fact


                                        /s/ Harvey E. Weiner
                                        ----------------------------------------
                                        Harvey E. Weiner

                                             By:
                                                --------------------------------
                                                  Attorney-in-Fact

                                   * * * *

                                    EXHIBITS

Exhibit A1:      Form of Note

Exhibit A2:      Form of Security Agreement

Exhibit B:       Form of Escrow Agreement

Exhibit C:       Financial Statements of the Company

Exhibit D:       Buyer's Certificate

Exhibit E:       Opinion of Buyer's Counsel

Exhibit F1:      Form of Secretaries' Corporate Certificate
                 (Buyer)

Exhibit F2:      Form of Secretaries' Corporate Certificate
                 (Company)

Exhibit G:       Form of Guaranty Agreement

Exhibit H:       Company's Certificate

Exhibit I:       [intentionally omitted]

Exhibit J:       Opinion of Company's Counsel

Exhibit K:       No Material Adverse Change Certificate

                                   SCHEDULES

Schedule A

Schedule 3.3

Schedule 4.4(b)

Schedule 4.5(b)

Schedule 4.5(c)

Schedule 4.7

Schedule 4.8

Schedule 4.9

Schedule 4.10

Schedule 4.11

Schedule 4.12

Schedule 4.13

Schedule 4.14

Schedule 4.16

Schedule 4.17(a)